Exhibit 99.1

CONTACT:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER RESULTS

CHATTANOOGA, Tenn. (October 26, 2005) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today reported financial results for the third quarter and nine months ended September 24, 2005. For the third quarter, income from continuing operations was $1,253,000, or $0.10 per diluted share, compared with income from continuing operations of $3,554,000, or $0.28 per diluted share, for the third quarter of 2004. Sales for the third quarter of 2005 were $76,661,000, up 3% from sales of $74,108,000 in the year-earlier quarter.

For the first nine months of fiscal 2005, income from continuing operations was $6,709,000, or $0.52 per diluted share, compared with income from continuing operations of $9,017,000, or $0.72 per diluted share, for the first nine months of 2004. Sales for the first nine months of 2005 were $230,768,000, up 10% from sales of $209,329,000 in the prior-year period.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Operations in the third quarter 2005 were affected by a number of issues. The growth we experienced during the past several years, combined with extremely high levels of order entry in April 2005, overtaxed our manufacturing and distribution capabilities. This rapid growth significantly increased the complexity of our operations and had a negative impact on customer service, product quality and manufacturing efficiency. To improve service to our customers, we added associates, lengthened operating schedules and increased production outsourcing. Also during the quarter, we completed the staffing and movement of inventory into a new distribution facility in North Georgia, relocated our West Coast distribution operation from a leased facility to an owned facility and began the installation of modular/carpet tile equipment to expand our commercial product offerings. While these actions are intended to improve results in the future, much of the cost for these improvements was incurred during the third quarter. In addition, natural gas costs increased significantly during the quarter. Furthermore, our distribution and carpet manufacturing facilities located in Saraland and Atmore, Alabama, were evacuated three times during the quarter as a result of tropical storm Cindy and hurricanes Dennis and Katrina. Although the storms caused only minor damage to these facilities, their operations were interrupted for a total of approximately five days during the quarter.

"As a result of these issues, our rate of sales growth moderated in the third quarter, while manufacturing and distribution costs increased significantly. We estimate that the negative impact on gross margins of the weather-related events was approximately $1.0 million to $1.5 million during the third quarter.

"We are optimistic that sales revenue and results will improve in the fourth quarter of this year and beyond. October order entry and sales levels have improved significantly compared with the third quarter levels. We now expect fourth quarter 2005 sales to improve 15% to 19% compared with the third quarter of this year and 6% to 10% compared with the strong fourth quarter a year ago. The moves to the new distribution facilities on both the East and West Coasts are now completed, which should improve customer service and reduce distribution costs. In the fourth quarter, we have begun installing tufting manufacturing equipment in our North Georgia facility. The installation of this equipment, which is expected to be completed during the second quarter of 2006, should simplify our manufacturing operations, reduce costs and diversify the geographic locations of our carpet manufacturing facilities.

"Raw material prices increased in early October of this year and additional raw material price increases have been announced for November. We raised selling prices in October and have announced additional selling price increases that will go into effect with orders taken in November and December of this year. When these selling price increases are fully implemented, we believe we will recoup the higher raw material and energy costs."

Results of discontinued operations reflected a loss of $32,000, or $0.01 per diluted share, for the third quarter of 2005, compared with a loss of $38,000, or less than $0.01 per diluted share, for the third quarter of 2004. For the first nine months of 2005, discontinued operations reflected a gain of $295,000, or $0.02 per diluted share, compared with a loss of $335,000, or $0.03 per diluted share, in the year-earlier period. Including results of discontinued operations, the Company reported net income of $1,221,000, or $0.09 per diluted share, for the third quarter of 2005, compared with net income of $3,516,000, or $0.28 per diluted share, for the third quarter of 2004. For the first nine months of 2005, net income was $7,004,000, or $0.54 per diluted share, compared with net income of $8,682,000, or $0.69 per diluted share, in the 2004 period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at "www.earnings.com". The simulcast will begin at approximately 11:00 a.m. Eastern Time on October 26, 2005. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 981-5532 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 7824437 when prompted for the access code.

The Dixie Group "www.thedixiegroup.com" is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Income
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	Sept. 24, 2005	Sept. 25, 2004	Sept. 24, 2005	Sept. 25, 2004

NET SALES	$76,661	$74,108	$230,768	$209,329
Cost of sales	54,208	49,125	160,124	138,157

GROSS PROFIT	22,453	24,983	70,644	71,172
Selling and administrative expenses	19,213	18,001	56,088	54,063
Other operating income	(6)	(22)	(230)	(106)
Other operating expense	85	63	398	260

OPERATING INCOME	3,161	6,941	14,388	16,955

Interest expense	1,553	1,362	4,358	3,766
Other income	(9)	(87)	(242)	(1,188)
Other expense	21	2	67	6

Income from continuing operations before income taxes	1,596	5,664	10,205	14,371
Income tax provision	343	2,110	3,496	5,354

Income from continuing operations	1,253	3,554	6,709	9,017
Loss from discontinued operations, net of tax	(32)	(38)	(539)	(414)
Income on disposal of discontinued operations, net of tax	---	---	834	79

NET INCOME	$1,221	$3,516	$7,004	$8,682

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.10	$0.29	$0.54	$0.75
Discontinued operations	---	---	(0.04)	(0.03)
Disposal of discontinued operations	---	---	0.07	---

Net income	$0.10	$0.29	$0.57	$0.72

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.10	$0.28	$0.52	$0.72
Discontinued operations	(0.01)	---	(0.04)	(0.03)
Disposal of discontinued operations	---	---	0.06	---

Net income	$0.09	$0.28	$0.54	$0.69

Weighted-average shares outstanding:
Basic	12,472	12,180	12,356	12,084
Diluted	12,946	12,592	12,868	12,532

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Sept. 24, 2005	Dec. 25, 2004

ASSETS	(Unaudited)
Current Assets
Accounts receivable, net	$33,323	$33,276
Inventories	73,202	57,992
Other	11,713	15,286

Total Current Assets	118,238	106,554

Net Property, Plant and Equipment	89,744	76,337
Goodwill	55,604	55,604
Other Assets	10,949	9,782

TOTAL ASSETS	$274,535	$248,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$39,021	$38,788
Current portion of long-term debt	6,316	9,156

Total Current Liabilities	45,337	47,944

Long-Term Debt
Senior indebtedness	59,618	36,538
Capital lease obligations	5,014	5,539
Convertible subordinated debentures	22,162	24,737
Other Liabilities	13,248	13,087
Deferred Income Taxes	7,921	9,595
Stockholders' Equity	121,235	110,837

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$274,535	$248,277